Exhibit 99

Farmers & Merchants Bancorp Reports
Increased Earnings in 2010

Kent A. Steinwert, Chairman, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced that the Company earned net income of $21.1 million for the year-ending December 31, 2010, an increase of $1.1 million or 5.5% over the prior year. Earnings per share were $27.05, return on average assets was 1.19% and return on average equity was 12.25%. In addition, total assets at year-end were $1.8 billion, up 3.4% over the prior year, and total deposits grew 4.6%, with low cost transaction and savings deposits growing 8.0%. The Company’s risk based capital ratio was 13.82% at December 31, 2010, resulting in the highest possible regulatory classification of “well capitalized.”

Steinwert stated, “Despite what continues to be a difficult economic environment, a return on average assets of 1.19%, when compared to .41% for the FDIC’s average of all commercial banks as of the latest reporting period, means the Company’s operating performance remained strong in 2010. Farmers & Merchants Bancorp continues to maintain its position as one of the best performing banks in California.

Importantly, the Company’s asset quality remains very strong at the present time, as measured by non-performing loans which totaled only 0.45% of total loans at December 31, 2010. This compares to 5.21% for the FDIC’s average of all commercial banks as of the latest reporting period. In addition to our continuing focus on asset quality, 2010 was a year where we carefully managed operating expenses resulting in a $2.5 million, or 5.4% decrease over the previous year.”

*****************************
Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service, locally owned and operated, community bank which proudly serves California’s Great Central Valley through 24 convenient locations from Sacramento to Merced.

FORWARD LOOKING STATEMENTS

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.